Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of FirstSun Capital Bancorp of our report dated March 6, 2024 relating to the 2023 consolidated financial statements of HomeStreet, Inc. and Subsidiaries (the Company) and the effectiveness of internal control over financial reporting as of December 31, 2023, which is included in the Current Report on Form 8-K filed by FirstSun Capital Bancorp on March 8, 2024. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Los Angeles, California

March 8, 2024